Rule 424(b)(2)
                                                Registration No. 333-57163



                            AMENDMENT NO. 1 TO
                PRICING SUPPLEMENT DATED FEBRUARY 18, 1999

                   HEALTH CARE PROPERTY INVESTORS, INC.
                        Medium-Term Notes, Series D

This Pricing Supplement accompanies and supplements the Pricing Supplement dated February 18, 1999, and the Prospectus dated August 27, 1998, as supplemented by the Prospectus Supplement dated August 27, 1998.

The Notes have the following terms (as applicable):



     [ ] Fixed Rate Note               [X] Floating Rate Note:
                                             Regular Floating Rate Note

     Principal Amount:                 $25,000,000.00
     Agent's Discount or Commission:   .50%
     Net Proceeds to Issuer:           $24,875,000.00
     Original Issue Price:             100%
     Original Issue Date:              February 22, 1999
     Stated Maturity Date:             February 23, 2004
     Interest Rate Basis:              LIBOR Telerate page 3750
     Spread:                           plus 130 basis points
     Initial Interest Rate:            6.30%
     Interest Reset Dates:             Quarterly, February 23, May 23,
                                       August 23,November 23,or next
                                       Business Day, commencing May 23, 1999
     Interest Determination Dates:     Quarterly, two London
                                       Business Days prior to Interest
                                       Reset Date
     Interest Payment Dates:           Quarterly, February 23, May 23,
                                       August 23, November 23, or next
                                       Business Day, commencing May 23, 1999
     Index Maturity:                   3 months
     Day Count Convention:             Actual/360
     Redemption:                       The Notes cannot be redeemed prior
                                       to the Stated Maturity Date
     Optional Repayment:               The Notes cannot be repaid prior
                                       to the Stated Maturity Date
     Original Issue Discount:          [ ] Yes        [X] No
     Form:                             [X] Book-Entry/Global [ ] Definitive
     Agent:                            [X] Merrill Lynch & Co.
                                       [ ] Goldman, Sachs & Co.
                                       [ ] NationsBanc Montgomery Securities LLC
                                       [ ] BNY Capital Markets, Inc.


     Agent acting in the capacity as indicated below:

               [X]  Agent                    [ ]  Principal

     If as Principal:

               [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

               [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

     If as Agent:

               The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

     Stated Interest:

               Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See "Material Federal Income Tax Considerations" in the accompanying Prospectus Supplement.